Exhibit 5.1

SIDLEY AUSTIN LLP 2323 CEDAR SPRINGS DALLAS, TX 75201 +1 214 981 3300 +1 214 981 3400 FAX AMERICA • ASIA PACIFIC • EUROPE

September 24, 2026

Vistra Corp.
Vistra Operations Company LLC
6555 Sierra Drive
Irving, Texas 75039

Re:	Vistra Operations Company LLC — $850,000,000 7.000% Series A Junior Subordinated Notes due 2057 and $650,000,000 7.250% Series B Junior Subordinated Notes due 2057, Guaranteed by Vistra Corp.

Ladies and Gentlemen:

We refer to the Registration Statement on Form S-3, File Nos. 333-298811 and 333-298811-01 (the “Registration Statement”), filed by Vistra Corp., a Delaware corporation (“Vistra”), and Vistra Operations Company LLC, a Delaware limited liability company and an indirect wholly owned subsidiary of Vistra (“Vistra Operations” and, together with Vistra, the “Registrants”), with the Securities and Exchange Commission (the “SEC”) on September 8, 2026 under the Securities Act of 1933, as amended (the “Securities Act”), which Registration Statement became effective upon filing pursuant to Rule 462(e) under the Securities Act.  Pursuant to the Registration Statement, Vistra Operations is issuing $850,000,000 aggregate principal amount of its 7.000% Series A Junior Subordinated Notes due 2057 (the “Series A Notes”) and $650,000,000 aggregate principal amount of its 7.250% Series B Junior Subordinated Notes due 2057 (the “Series B Notes” and, together with the Series A Notes, the “Notes”), and Vistra is providing its irrevocable and unconditional guarantee of the Notes on a subordinated basis (the “Guarantee” and, together with the Notes, the “Securities”).  The Securities are being issued under an Indenture dated as of September 24, 2026 (the “Base Indenture”), as amended and supplemented by a First Supplemental Indenture dated as of September 24, 2026 (the “Supplemental Indenture;” the Base Indenture, as amended and supplemented by the First Supplemental Indenture, is hereinafter called the “Indenture”), each among Vistra Operations, as issuer, Vistra, as guarantor, and Wilmington Trust, National Association, as trustee (the “Trustee”).  The Securities are to be sold by Vistra Operations pursuant to an underwriting agreement dated September 10, 2026 (the “Underwriting Agreement”) among Vistra Operations, Vistra and Barclays Capital Inc., BofA Securities, Inc., Mizuho Securities USA LLC, MUFG Securities Americas Inc. and Truist Securities, Inc., as representatives of the several Underwriters named therein.  The Securities are described in the prospectus dated September 8, 2026 included in the Registration Statement, as supplemented by the prospectus supplement dated September 10, 2026 (together, the “Prospectus”), filed with the SEC pursuant to Rule 424(b)(2) under the Securities Act.

This opinion letter is being delivered in accordance with the requirements of Item 601(b)(5) of Regulation S-K under the Securities Act.

Vistra Corp.
Vistra Operations Company LLC
September 24, 2026

We have examined the Registration Statement, the Prospectus, the Indenture, the Underwriting Agreement, the Securities in global form and the resolutions adopted by the board of directors of Vistra relating to the Registration Statement, the Indenture and the Underwriting Agreement, and the issuance of the Guarantee by Vistra, and the resolutions adopted by the board of managers of Vistra Operations relating to the Registration Statement, the Indenture, the Underwriting Agreement and the issuance of the Notes by Vistra Operations.  We have also examined originals, or copies of originals certified to our satisfaction, of such agreements, documents, certificates and statements of the Registrants and other corporate and limited liability company documents and instruments, and have examined such questions of law, as we have considered relevant and necessary as a basis for this opinion letter.  We have assumed the authenticity of all documents submitted to us as originals, the genuineness of all signatures, the legal capacity of all persons and the conformity with the original documents of any copies thereof submitted to us for examination.  As to facts relevant to the opinions expressed herein, we have relied without independent investigation or verification upon, and assumed the accuracy and completeness of, certificates, letters and oral and written statements and representations of public officials and officers and other representatives of the Registrants.

Based on and subject to the foregoing and the other limitations, qualifications and assumptions set forth herein, we are of the opinion that the Securities will constitute valid and binding obligations of the Registrants when the Securities are duly executed by a duly authorized officer of each Registrant and the Notes are duly authenticated by the Trustee, all in accordance with the provisions of the Indenture, and delivered to the purchasers thereof against payment of the agreed consideration therefor in accordance with the Underwriting Agreement.

Our opinion is subject to bankruptcy, insolvency, reorganization, moratorium, fraudulent conveyance, fraudulent transfer and other similar laws relating to or affecting creditors’ rights generally and to general equitable principles (regardless of whether considered in a proceeding in equity or at law), including concepts of commercial reasonableness, good faith and fair dealing and the possible unavailability of specific performance or injunctive relief.

This opinion letter is limited to the General Corporation Law of the State of Delaware, the Limited Liability Company Act of the State of Delaware and the laws of the State of New York (excluding the securities laws of the State of New York).  We express no opinion as to the laws, rules or regulations of any other jurisdiction, including, without limitation, the federal laws of the United States of America or any state securities or blue sky laws.

We hereby consent to the filing of this opinion letter as an Exhibit to the Current Report on Form 8-K of Vistra filed with the SEC on or about the date hereof, which is incorporated by reference into the Registration Statement, and to all references to our Firm included in or made a part of the Registration Statement and the Prospectus.  In giving such consent, we do not thereby admit that we are in the category of persons whose consent is required under Section 7 of the Securities Act.

Vistra Corp.
Vistra Operations Company LLC
September 24, 2026

Very truly yours,

/s/ Sidley Austin LLP